UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): January 31, 2017

ZNERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55152	46-1845946
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

6102 South MacDill Avenue, Suite G
Tampa, Florida 33611
 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (800) 931-5662

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 31, 2017 the Company appointed Kevin Harrington to its Board of Directors.

Mr. Harrington

Mr. Harrington (60) has been a successful entrepreneur over the last 40 years.  He is an Original Shark on the ABC hit, Emmy winning TV show, “Shark Tank.” He is also the Inventor of the Infomercial, As Seen On TV Pioneer, Co- Founder of the Electronic Retailers Association (ERA) and Co- Founder of the Entrepreneurs’ Organization (EO). Mr. Harrington has launched over 20 businesses that have grown to over $100 million in sales each, has been involved in more than a dozen public companies, and has launched over 500 products generating more than $5 billion in sales worldwide with iconic brands and celebrities such as Jack Lalanne, Tony Little, George Foreman, and the new I-Grow hair restoration product on QVC. He has extensive experience in business all over the world, opening distribution outlets in over 100 countries worldwide. His success led Mark Burnett to hand pick Kevin to become an Original Shark on Shark Tank where he filmed over 175 segments.

Mr. Harrington got his start as a young entrepreneur in the early 80's when he invested $25,000 and launched Quantum International. This turned into a $500 million per year business on the New York Stock Exchange and drove the stock price from $1 to $20 per share. After selling his interest in Quantum International, he formed a joint Venture with the Home Shopping Network, called HSN Direct, which grew to hundreds of millions of dollars in sales. Entrepreneur Magazine has called him one of the top Entrepreneurs of our time.

Aside from speaking to audiences across five continents, Mr. Harrington’s influence has reached over 100 million people through his multi-media presence and industry dominance. A prominent business thought leader, he is often featured and quoted as a business leaders in the Wall Street Journal, New York Times, USA Today, CNBC, Forbes, Inc., Entrepreneur, Fortune, The Today Show, Good Morning America, CBS Morning News, The View, Squawk Box, Fox Business, and more. He is a regular contributor to Forbes.com Inc.com, and has published acclaimed books like Act Now! How I Turn Ideas Into Million Dollar Products as well as the best seller, Key Person of Influence.

Mr. Harrington is a co-founder of the EO (Entrepreneurs Organization), which has grown to 45 countries and thousands of members, generating over $500 Billion of member sales. In 1990 he co founded the global direct to consumer organization and trade show, the Electronic Retailers Association (ERA). Today ERA is the exclusive trade association to represent a global $350-billion direct-to-consumer market place, encompassing 450 different companies in 45 countries.

In conjunction with Mr. Harrington’s acceptance of his appointment to the board of directors, the Company issued 2 million shares of its common stock (the “Shares”) and 4 million options to purchase shares of common stock of the Company (the “Options”) to Mr. Harrington.  The Shares are vested immediately, are non-assessable and validly issued, are not subject to any conditions of return to the Company and were expensed immediately.  The Options have an expiration of three years, a strike price of $0.10 per share and vest equally over eight quarters.

Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements.  These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Our actual results could differ materially from those predicted or implied.  Undue reliance should not be placed on the forward-looking statements in this Current Report on Form 8-K.  We assume no obligation to update such statements.

Item 9.01          Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated February 7th, 2017 announcing the appointment of Kevin Harrington to the Board of Directors of Znergy, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZNERGY, INC.

Date: February 6th, 2017	By:	/s/ Christopher J. Floyd
Christopher J. Floyd
Chief Executive Officer